                  AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

This Amended and Restated Share Purchase Agreement is made and entered into on July 9, 1997, with effect as of June 4, 1997 and amends and restates in its entirety the Share Purchase Agreement dated as of June 4, 1997 by and among the undersigned parties.

AMONG THE UNDERSIGNED:


Mr. Robert Bolle, a French citizen, residing at 58 route de Marchon, 01100 Oyonnax;

Mr. Maurice Bolle, a French citizen, residing at 13 rue Balland, 01100 Oyonnax;

Mr. Franck Bolle, a French citizen, residing at 4 boulevard Dupuy, 01100
Oyonnax;

Mrs. Patricia Bolle Passaquay, a French citizen, residing at 6 rue du General de Gaulle, 01100 Arbent;

Ms. Brigitte Bolle, 25 bis, boulevard de la Saussaye, 92200 Neuilly-sur-Seine;
and

Mrs. Christelle Roche, 2 rue Macretet, 01100 Arbent,

                          Hereinafter collectively referred to as the "Sellers",


                                                                ON THE ONE HAND,


AND:

Bolle Inc., a corporation governed by the laws of the state of Delaware, United States of America, having its registered office at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580 USA, represented by Ian Ashken, duly empowered for the purposes hereof,

                                     Hereinafter referred to as the "Purchaser",


AND:

BEC Group, Inc., a corporation governed by the laws of the state of Delaware, United States of America, having its registered office at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580 USA, represented by Ian Ashken, duly empowered for the purposes hereof,

                                Hereinafter referred to as the "Parent Company",


                                                              ON THE OTHER HAND.

(The Sellers, the Purchaser and the Parent Company are hereinafter referred to collectively as the "Parties" and individually as a "Party").


WHEREAS:

The Sellers own the entire issued share capital (i.e., 39,600 shares, hereinafter the "Shares") of Holding B.F., a corporation ("societe anonyme") governed by the laws of France, having its registered office at Les Leches Rouges, 39360 Viry, France, registered with the Commercial and Companies Registry of Lons Le Saunier under the number B 393 634 852, and whose capital is FRF 39,600,000 (hereinafter "Holding").

The Holding in turn will hold at Closing:

- Two thousand, four hundred ninety-nine (2,499) shares out of a total of two thousand, five hundred shares (2,500) shares (with the remaining one (1) share being held by RM Plastiques) in Etablissements Bolle, a societe en nom collectif, governed by the laws of France having its registered office at 1148 avenue General Andrea, 01100 Arbent, France, registered with the Commercial and Companies Registry of Bourg en Bresse under the number B 755 200 441, and whose capital is FRF 125,000, each share having a par value of FRF 50 (hereinafter the "Company"). The Company's principal activity is the manufacture and sale of optical products;

- One thousand five hundred ninety-nine (1,599) shares out of a total of one thousand, six hundred (1,600) shares (with the remaining one (1) share being held by Bolle Protection) of Bolle Production SARL, a societe a responsabilite limitee, governed by the laws of France having its registered office at 6 rue de Truchebanatte, 01100 Arbent, registered with the Commercial and Companies Registry of Bourg en Bresse under the number B 766 200 232, and whose equity capital is FRF 480,000, each share having a par value of FRF 300 (hereinafter "Bolle Production");

- One thousand, nine hundred ninety-nine (1,999) shares out of a total of two thousand (2,000) shares (with the remaining one (1) share being held by Bolle Protection) of RM Plastiques, a societe a responsabilite limitee, governed by the laws of France having its registered office at 6 rue de Truchebanatte, 01100 Arbent, registered with the Commercial and Companies Registry of Bourg en Bresse under the number B 311 811 251, and whose equity capital is FRF 250,000, each share having a par value of FRF 1,250 (hereinafter "RM Plastiques");

- Two thousand, five hundred (2,500) shares out of a total of five thousand (5,000) shares (with the remaining two thousand, five hundred (2,500) shares being held by the Company) of Bolle Protection, a societe a responsabilite limitee, governed by the laws of France having its registered office at 161, rue Alexis Perroncel, 69100 Villeurbanne, registered with the Commercial and Companies Registry of Lyon under the number B 325 330 322, and whose equity capital is FRF 1,000,000, each share having a par value of FRF

         200, such shareholding representing 50% of the entire share capital of such company (hereinafter "Bolle Protection");

- 100% of the issued share capital (i.e., 2,000 shares) of Bolle Nederland B.V., a limited liability company governed by the laws of the Netherlands, having its registered office at Lindtsedijk 22A, 3336LE Zwijndrecht, and whose authorized share capital is gilder 200,000, with an issued share capital of 40,000 gilder, each share having a par value of 100 gilder (hereinafter "Bolle BV");


The Company shall hold at Closing:

- Two thousand, five hundred (2,500) shares of Bolle Protection, as defined hereabove, such shareholding representing 50% of the entire share capital of such company;

- 51% of the issued share capital (i.e., 510 of 1,000 shares) of Bolle Sunglasses Limited, a limited liability company governed by the laws of England having its registered office at 9, Warwick Court, Gray's Inn, London WC1R 5DJ, and whose authorized share capital is pound sterling 1,000, each share having a par value of pound sterling 1 (hereinafter "Bolle Sunglasses");

- 51% of the issued share capital (i.e., 5,100 of 10,000 shares) of Bolle Canada Inc. a corporation governed by the laws of the Province of Ontario having its registered office at 106 Adelaide Street West, Suite 300, Toronto, Ontario, and whose share capital is 10,000 Canadian dollars, each share having a par value of Canadian $ 1 (hereinafter "Bolle Canada");

- 71,250 shares of Real Bolle Brazil, a limited liability company governed by the laws of Brazil, having its registered office at Rua Amaro Caval Heiro 158, Sao Paolo, Brazil, registered under the number CGC 61.572.004;

The foregoing companies in which Holding or the Company owns an equity interest are collectively referred to as the "Subsidiaries". Holding, the Company and the Subsidiaries are collectively referred to as the "Bolle Group".

The Purchaser is a wholly owned subsidiary of the Parent Company.

The Parent Company, through Bolle America Inc., is presently the distributor in the United States of the Company's products.

The Parties, Holding and the Company entered into a Letter of Intent dated February 21, 1997 which outlined their mutual intentions with respect to the acquisition by the Purchaser of all the Shares.

The Purchaser now intends to purchase and the Sellers intend to sell all of the Shares subject to the terms and conditions contained herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1 DEFINITIONS

"AFFILIATE" means, with respect to any specified person, a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

"AGREEMENT" means this agreement including all recitals, schedules and exhibits hereto.

"BEC CERTIFICATE OF DESIGNATIONS" means the certificate of designations for 10,000 shares of Series A Preferred Stock in the Parent Company attached as ANNEX 3.1.3 hereto.

"BOLLE CANADA" shall have the meaning provided in the recitals to this Agreement.

"BOLLE DIFFUSION" shall mean Bolle Diffusion France, a societe a responsabilite limitee governed by the laws of France having its registered office at 37, rue Moulin des Bruyeres, 92400 Courbevoie, registered with the Commercial and Companies Registry of Nanterre under the number B 339 577 496, with a registered share capital of FRF 250,000, each share having a par value of FRF 100.

"BOLLE INC. CERTIFICATE OF DESIGNATIONS" means the certificate of designations for [...] shares of Series A Preferred Stock in Bolle Inc. attached in ANNEX
3.1.5 hereto.

"BOLLE FRANCE" shall mean each of Holding and the French Subsidiaries as hereinafter defined.

"BOLLE GROUP" shall have the meaning provided in the recitals to this Agreement.

"BOLLE BV" shall have the meaning provided in the recitals to this Agreement.

"BOLLE PRODUCTION" shall have the meaning provided in the recitals to this Agreement.

"BOLLE PROTECTION" shall have the meaning provided in the recitals to this Agreement.

"BOLLE SUNGLASSES" shall have the meaning provided in the recitals to this Agreement.

"BUSINESS" means the business of manufacturing, selling and distributing optical products, including, without limitation, eyeglasses, optical frames, sunglasses and safety glasses and other optical products and accessories as currently carried on by Bolle France.

"BUSINESS DAY" means any day that is not a Saturday, Sunday or the days on which the banks are closed as required or authorized by law to be closed in France or in the USA.

"CLOSING" means the completion of all transactions contemplated under this Agreement, which shall take place on the Closing Date at Baker & McKenzie, 32, avenue Kleber, 75116 Paris, France or at such other location as the parties may mutually agree.

"CLOSING DATE" has the meaning as defined in Article 5.1 hereafter.

"COMMON STOCK" has the meaning as set out in Article 3.1.4.

"COMPANY" has the meaning specified in the recitals to this Agreement.

"CONFIDENTIALITY AGREEMENT" means the confidentiality agreement signed between the Sellers and the Parent Company on August 28, 1996.

"DATA ROOM LIST" shall have the meaning provided in Article 7.2.4.

"DEFERRED PAYMENT PREFERRED STOCK" shall have the meaning provided in Article 3.1.5.

"DEPOSIT" has the meaning provided in Article 5.3.1.

"EMPLOYMENT AGREEMENTS" have the meaning specified in the Article 4.3.1.

"ENVIRONMENTAL LAW" means any law, regulation, order, judgment or decree relating to the protection of the environment (including air, noise, odor, ground water, surface water, water, soil and natural resources) or to the use, storage, handling, release or disposal of hazardous or toxic substances as in force in France or in any Departement or Region in France in which the Company or a French Subsidiary is located and as is in effect on the Closing Date.

"FINANCIAL STATEMENTS" shall have the meaning provided in Article 6.10.

"FRENCH SUBSIDIARIES" means the Company, Bolle Production, Bolle Protection, and RM Plastiques.

"FRF" means French Francs.

"FRENCH GAAP" means the prevailing generally accepted accounting principles applicable in France.

"GOVERNMENTAL AUTHORITY" means any United States or French, federal, state or local or any governmental, regulatory or administrative authority, agency or any court tribunal or judicial or arbitral body.

"HOLDING" has the meaning provided in the recitals.

"HOLDING FINANCIAL STATEMENTS" shall have the meaning provided in Article 6.10.

"INDEMNIFYING PARTY" shall have the meaning provided in Article 9.4.

"INDEMNIFIED PARTY" shall have the meaning provided in Article 9.4.

"INTELLECTUAL PROPERTY" means patents, trademarks, trade names, copyrights, logos, registered designs and models registered in any jurisdiction.

"JUDGMENTS" means any judgments, orders, rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority.

"LAWS" means any laws, rules or regulations of any governmental, administrative or regulatory authority including, without limitation, the applicable laws of France and of any region and departement of France in which a Bolle France facility is located or in which any of Bolle France conducts the Business.

"LETTER OF INTENT" has the meaning provided in the recitals.

"MATERIAL ADVERSE EFFECT" means, in connection with the Bolle Group, any circumstance, change, event, transaction, loss, failure, effect or other occurrence (other than those relating to or affecting the economy generally or the optical products market in particular), which when taken as a whole, significantly and adversely impacts on the assets, financial condition, operations or operating results of the Bolle Group.

"MATERIAL ORAL CONTRACTS" shall have the meaning provided in Article 6.17.

"MATERIAL WRITTEN CONTRACTS" shall have the meaning provided in Article 6.17.

"NET CASH" shall have the meaning provided in Article 3.4 (i).

"PARENT COMPANY" has the meaning provided in the first paragraph of this Agreement.

"PARTY/PARTIES" shall have the meaning provided in the first paragraph of this Agreement.

"PERMITS" means any permits, authorizations, approvals, registrations and licenses required by applicable Laws for the carrying on of the Business or necessary under any applicable town and country planning legislation for the existing use of any of the properties currently leased or owned by Bolle France necessary to the Business, and/or for the construction of any building or works, carried out in the past or currently in progress, by any of Bolle France.

"PREFERRED STOCK" shall have the meaning provided in the BEC Certificate of Designations.

"PROCEEDING" means any action, suit, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (collectively "Proceedings").

"PROPERTY SALE AGREEMENT" shall mean the conditional agreement for the sale of real property located in Arbent which is the subject of the construction lease attached in ANNEX 3.3, executed as of the date hereof and attached in ANNEX 5.2.7.

"PROPERTY PRICE" shall have the meaning provided in Article 3.3.

"PURCHASE PRICE" has the meaning specified in Article 3.1.

"PURCHASER" has the meaning provided in the first paragraph of this Agreement.

"RELATED AGREEMENTS" shall mean the Employment Agreements, the Deed of Sale, the Warrant Agreement, the BEC Certificate of Designations and the Bolle Inc. Certificate of Designations.

"REAL BOLLE BRAZIL" has the meaning provided in the recitals.

"RM PLASTIQUES" has the meaning provided in the recitals.

"REPRESENTATIONS AND WARRANTIES" shall mean those representations and warranties in Article 6.

"SEC DOCUMENTS" shall have the meaning as defined in Article 8.3.

"SEC REPORTS" shall have the meaning as defined in Article 8.3.

"SELLERS" shall have the meaning provided in the first paragraph of this Agreement.

"SHARES" shall have the meaning provided in the recitals.

"SPIN-OFF" shall have the meaning as provided in Article 8.2 (b) of the Warrant Agreement.

"SUBSIDIARY/IES" shall have the meaning provided in the recitals.

"TAX OR TAXATION" shall include, but is not limited to, corporation tax, income tax, capital gains tax, capital transfer tax, capital acquisitions tax, general sales tax, property tax, equalization tax, business tax, value added tax, dividend or any other withholding tax, salary and payroll taxes, franchise taxes, use or occupancy taxes, social contributions, including social security contributions, customs and other import duties, excise duties, gift tax, inheritance tax, stamp duty, capital duty, registration tax or transfer tax, any estimated or advance payments related thereto and all civil or criminal penalties, charges, surcharges and interest relating to any claim for Taxation or resulting from a failure to comply with the provisions of any enactment relating to Taxation.

"US$" means US dollars.

"WARRANT AGREEMENT" shall have the meaning provided in Article 3.1.2.

"WARRANTS" shall have the meaning provided in Article 3.1.2.

ARTICLE 2 SALE OF THE SHARES

Subject to the terms and conditions contained in this Agreement, the Sellers hereby agree to sell and deliver to the Purchaser, who irrevocably agrees to purchase, the Shares.


ARTICLE 3 CONSIDERATION

3.1 The sale of the Shares is granted and accepted in consideration of a total price (hereinafter referred to as the "Purchase Price") as defined herebelow:

         3.1.1 One hundred seventy-nine million, eight hundred thousand French Francs, (FRF 179,800,000) and;

         3.1.2 Warrants to the Sellers for 2,130,000 shares of common stock of the Parent Company (the "Warrants") in accordance with a warrant agreement substantially in the form attached as ANNEX
                  3.1.2 hereto ("the Warrant Agreement") and;

         3.1.3 10,000 shares of Series A Preferred Stock in the Parent Company for a value of Fifty-five million French Francs (FRF 55,000,000) issued pursuant to the terms of the BEC Certificate of Designations ("the Preferred Stock") and;

         3.1.4 One hundred (100) shares of common stock of Bolle Inc., being the equivalent of 5% of the issued and outstanding share capital of Bolle Inc. at Closing (the "Common Stock");

         3.1.5 Sixty-four thousand, one hundred and twenty (64,120) shares of Series A Preferred Stock in Bolle Inc. for a value of sixty-four million, one hundred twenty thousand French Francs (FRF 64,120,000), or eleven million, fifty-five thousand, one hundred and seventy-two US dollars ( US $ 11,055,172), the US dollar equivalent (the "Deferred Payment Preferred Stock") issued pursuant to the terms of the Bolle Inc. Certificate of Designations.

3.2 The payment of the Purchase Price shall be made in the following manner:

         3.2.1 One hundred seventy-nine million, eight hundred thousand French Francs, (FRF 179,800,000), less Sellers' financial and legal advisors expenses which have not been paid directly by Sellers, and less the Deposit, shall be paid to the Sellers in cash at Closing by wire transfer to the Sellers' account number previously provided to Purchaser;

         3.2.2 The issue of the Warrants pursuant to and having the rights set out in the Warrant Agreement;

         3.2.3 The issue of the Preferred Stock pursuant to and having the rights set out in the BEC Certificate of Designations;

         3.2.4    The issue of the Common Stock;

         3.2.5 The issue of the Deferred Payment Preferred Stock pursuant to and having the rights set out in the Bolle Inc. Certificate of Designations.

3.3 In addition to the Purchase Price, the Purchaser or a French affiliate thereof, shall cause the Company to pay at Closing, subject to satisfaction of the conditions in the Property Sale Agreement, a net price, with no reductions, of two million, five hundred thousand French Francs (FRF 2,500,000), being the price for the real property in Arbent (the "Property Price"), which is subject to the construction lease dated December 19, 1991 as shown in ANNEX 3.3. Such sum shall be paid to MaTtre Clerc, the Notary appointed by the Purchaser, who shall be responsible for distributing immediately after Closing such sum pro rata to the owners of the above mentioned property. The Purchaser shall be responsible for all notarial and registration fees and registration taxes (including stamp duties) related to such purchase.

3.4 [The Sellers undertake not to dispose of any of the Common Stock for a period of three (3) years from the Closing Date, except in the case of transactions involving all of the shareholders of Bolle Inc. on a pro rata basis. The Parent Company guarantees that such Common Stock including any additional shares of Common Stock of Bolle Inc. hereafter acquired by Sellers by virtue of stock splits or similar events, if any, shall have an aggregate value of U.S. $ 3,301,500 by the third anniversary of the Closing Date ("the Minimum Value"). On the third anniversary of the Closing Date, should the closing market price of the Bolle Inc. common stock or, in the event that the Bolle Inc. common stock is not publicly traded on such date, the fair market value thereof as determined by an independent third party expert named by the Parties, be less than the aggregate U.S. $ 3,301,500, the Parent Company shall immediately pay the Sellers in cash or freely tradeable stock of Parent Company's common stock, at Parent Company's option, the difference between the actual value of the Common Stock and the Minimum Value.]


ARTICLE 4 CONDITIONS PRECEDENT

4.1      Conditions to Purchaser's Obligations

         The Purchaser's obligations required to be performed by it at Closing, shall be subject to the following conditions precedent being all satisfied or waived in writing by the Purchaser on or before the Closing Date (provided that any such waiver shall also be deemed a waiver of any claim by the Purchaser for damages or any other remedy, whether pursuant to Article 9 hereof or otherwise, as a result of the failure to satisfy such condition, including any breach of Representation or Warranty or breach of agreement constituting such failure):

         4.1.1    The Representations and Warranties of the Sellers contained in
                  Article 6 shall be accurate in all material respects as of the date hereof and as of the Closing Date as though restated on and as of such date (except in the case of any representation or warranty that by its terms is made as of a date specified, therein, which shall be accurate in all material respects as of such date);

         4.1.2 The Sellers shall have performed and complied with all agreements required by this Agreement to be performed or complied with by them prior to or at the Closing as listed in Articles 4.1, 4.3, and 5.2.

         4.1.3 The book net assets of the Bolle Group as of December 31, 1996 shall be no less than fifty million French Francs (FRF 50,000,000).

         4.1.4 There has been no Material Adverse Effect on Bolle France between January 1, 1997 and the Closing Date and Bolle France shall have operated its businesses respectively in the ordinary course, consistent with its past practices, having made no material changes to its business and accounting practices concerning working capital during such period. Notwithstanding the above, during such period :

                  (a) It is understood that the Company no longer has any interest in Societe Nouvelle Machurat as a result of a capital reduction for FRF 125,000 as provided in the Shareholders Meeting minutes attached hereto as ANNEX 4.1.4(a).

                  (b) The Sellers shall be permitted to reorganize the ownership of the Subsidiaries, for purposes of the Closing in accordance with this Agreement, under the terms of EXHIBIT 6.25 as concerns the French Subsidiaries, and shall keep the Purchaser informed thereof.

                  (c) The Purchaser is aware that the sales of Bolle France for the first four months of 1997 are lower than during the equivalent period in 1996 as provided in ANNEX 4.1.4(c).

                  None of the facts provided in 4.1.4 (a) - (c) hereabove shall be considered as a reason to not proceed with the Closing.

         4.1.5 There will have been no distributions by Bolle France to the Sellers as from May 29, 1997, whether in the form of dividends, bonuses or otherwise except as provided in Article
                  3.4 or Article 4.2.5.

         4.1.6 The Parent Company shall have received the Holding Financial Statements for the year ended December 31, 1996 prior to Closing which are unqualified and consolidated. Accounts shall be prepared by management of Holding and audited by Price Waterhouse. The Parent Company, or one of its affiliates, shall pay all expenses related to the Holding Financial Statements and shall provide a copy thereof to the Sellers upon receipt thereof.

4.2      Conditions to Sellers' Obligations

         The Sellers' obligations required to be performed by them at Closing, shall be subject to the following conditions precedent being all satisfied or waived in writing by the Sellers on or before the Closing Date (provided that any such waiver shall also be deemed a waiver of any claim by the Sellers for damages or any other remedy as a result of the failure to satisfy such condition, including any breach of representation or warranty or breach of agreement constituting such failure):

         4.2.1 The representations and warranties of the Purchaser and the Parent Company contained in Articles 7 and 8 respectively shall be accurate in all material respects as of the date hereof and as of the Closing Date.

         4.2.2 The Purchaser and the Parent Company shall have materially performed and complied with all agreements required by this Agreement to be performed or complied with by them prior to or at the Closing;

         4.2.3 The Parent Company shall have delivered the Warrants to the Sellers substantially in the form provided in the Warrant Agreement;

         4.2.4 The Parent Company shall have delivered the Series A Preferred Stock in the Parent Company as reflected in the BEC Certificate of Designations as well as the duly filed BEC Certificate of Designations to the Sellers;

         4.2.5 Bolle Inc. shall have delivered the Series A Preferred Stock in Bolle Inc. as reflected in the Bolle Inc. Certificate of Designations as well as the duly filed Bolle Inc. Certificate of Designations to the Sellers;

         4.2.6 The payment to each of Mr. Maurice Bolle, Mr. Franck Bolle and Mrs. Patricia Bolle Passaquay as compensation for their employment for the period of January 1, 1997 to June 30, 1997, of 50% of their annual salaries as defined in their respective Employment Agreements less any payment for employment for such period which has already been received by each of the above mentioned Sellers;

         4.2.7 Approval of the acquisition of Holding by the board of directors, and if applicable by the shareholders, of the Parent Company and the Purchaser shall have been received;

         4.2.8 Approval of the issuance of the Warrants and of the terms of the Warrant Agreement by the board of directors, and if applicable by the shareholders of the Parent Company, as well as by any Governmental Authorities, shall have been received;

         4.2.9 Approval of the issuance of (i) the Preferred Stock and the BEC Certificate of Designations and (ii) the Deferred Payment Preferred Stock, the Common Stock and the Bolle Inc. Certificate of Designations, and of the terms thereof by the board of directors, and if applicable by the shareholders of the Purchaser and the Parent Company respectively, as well as by any Governmental Authorities, shall have been received.

         4.2.10   Sellers shall have approved the Holding Financial Statements.

         4.2.11 The Purchaser shall have delivered the Common Stock to the Sellers.

4.3      Conditions to Purchaser's and Sellers' Obligations

         The Parties' obligations required to be performed by them at Closing, shall be subject to the following conditions precedent being all satisfied on or before the Closing Date :

         4.3.1 The applicable Parties shall have entered into the Warrant Agreement, the BEC Certificate of Designations and the Bolle Inc. Certificate of Designations, and caused the following agreements, collectively the "Employment Agreements", to have been entered into:

                  (a) the consultancy agreement between Maurice Bolle and the Company substantially in the form as attached in ANNEX 4.3.1(a) hereto;

                  (b) the employment agreement between Patricia Bolle Passaquay and the Company, substantially in the form as attached in ANNEX 4.3.1(b) hereto;

                  (c) the employment agreement between Franck Bolle and the Company, substantially in the form as attached in ANNEX 4.3.1(c) hereto;

                  (d) the employment agreement between Brigitte Bolle and Bolle Diffusion substantially in the form as attached in ANNEX 4.3.1(d) hereto;

                  (e) the employment agreement between Jean-Pierre Passaquay and the Company, substantially in the form as attached in ANNEX 4.3.1(e) hereto.

         4.3.2 At Closing, Purchaser shall enter into a mutually satisfactory agreement with Brigitte Bolle concerning the transfer of Bolle Diffusion, reflecting the term sheet attached in ANNEX 4.3.2 hereto.

         4.3.3 The Parties shall have agreed on the modifications required to be made to the Parent Company's stock option plan, or a subplan thereof, in order for it to qualify under French tax and labor laws.

         4.3.4 All necessary approvals of any Governmental Authority for the operations provided herein shall have been received prior to the Closing Date.

         4.3.5 The Purchaser shall have sufficient funds to finance the Purchase Price.


ARTICLE 5 CLOSING DATE

5.1 The Parties have agreed that the transfer of the ownership of the Shares in favor of the Purchaser shall take place as soon as possible, but in no case later than July 21, 1997 (the "Closing Date").

5.2 On the Closing Date, the following documents shall be delivered by the Sellers to the Purchaser:


         5.2.1 the ordre de mouvement (share transfer form) relating to the Shares, duly signed and made out in favor of the Purchaser;

         5.2.2 those letters of resignation of the Directors of Bolle France, required by the Purchaser effective as of the Closing Date.

         5.2.3 a copy, certified as true and exact, of the minutes of the board of directors' meetings of Bolle France each respectively, calling for ordinary general meetings to take place on the Closing Date to acknowledge the resignation of the Directors and to appoint the persons designated by the Purchaser as new Directors of Bolle France each respectively;

         5.2.4 the corporate registers of Bolle France including the share transfer registers, the registers of minutes of meetings of the Boards of Directors and of general meetings of shareholders, the attendance registers for the meetings of the Boards of Directors and the attendance sheets for general meetings of shareholders, and the shareholder accounts all of which shall be accurate as of the Closing Date; and

         5.2.5 A deed of sale executed by the owners of the property referred to in Article 3.3 hereabove in a form reasonably satisfactory to the Parties and their respective notaries.

5.3 On the Closing Date, the following documents shall be delivered by the Purchaser and the Parent Company to the Sellers:

         5.3.1 a certificate from the Parent Company and the Purchaser confirming their acceptance that the deposit provided by the Parent Company to the Sellers upon signature of the Letter of Intent (the "Deposit") be applied to the Purchase Price.

         5.3.2 a copy, certified as a true and exact by the President of Purchaser of the minutes of the meeting of the board of directors of Purchaser approving the acquisition of Holding;

         5.3.3 a copy, certified as a true and exact by the President of the Parent Company of the minutes of the meeting of the board of directors of the Parent Company approving the acquisition of Holding and the issuing of the Warrants, in accordance with the Warrant Agreement, the Preferred Stock and the Certificate of Designations.

         5.3.4 A copy, certified as true and exact by the President of the Purchaser of the minutes of the meeting of the board of directors of the Purchaser, approving the issuance of the Common Stock, the Deferred Payment Preferred Stock and the Bolle Inc. Certificate of Designations.

         5.3.5 the deed of sale referred to in Article 5.2.5, executed by Purchaser or one of its affiliates.

         5.3.6    copy of the wire transfer order referred to in Article 3.2.1.


ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As of the date hereof and as of the Closing Date (with amendments hereto to the extent necessary), the Sellers make the representations and give the warranties set forth below. Each Representation and Warranty listed in this Article 6 shall be construed as a separate representation and warranty and is given subject to the corresponding exceptions and disclosures of the Sellers in this Agreement and the corresponding Exhibits hereto. It is hereby acknowledged by the Parties that the Purchaser has entered into this Agreement in reliance on the representations made and warranties given by the Sellers as embodied in the Representations and Warranties contained in this Article 6.

6.1      Corporate Existence, Capitalization, Ownership and Business of Holding

         6.1.1 Holding is a societe anonyme organized and existing under the laws of France having its registered office at Les Leches Rouges, 39360 Viry, France, registered with the Commercial and Companies Registry of Lons Le Saunier under the number B 393 634 852. At signature, Holding's share capital is FRF 39,600,000, each share having a par value of FRF 1,000. At Closing, Holding's share capital shall be FRF 53,600,000. The Holding has all the necessary corporate power and authority to carry on its business. All of the Shares are owned by the Sellers in the amounts and percentages set forth in EXHIBIT 6.1.1 hereto.

         6.1.2 A certified true copy of the statuts (by-laws) of Holding is attached as EXHIBIT 6.1.2 hereto. The extract (extrait K-bis) from the Commercial and Companies Registry of Lons Le Saunier with respect to Holding attached hereto as EXHIBIT 6.1.2 is true and correct.

         6.1.3 The Holding is not in a state of insolvency nor in suspension of payments and is not subject to a judicial reorganization or judicial liquidation proceedings under French law.

         6.1.4 The Sellers have full and valid title to the Shares, the totality of which represents the entire issued share capital of Holding. The Shares have been issued and fully paid up and are free and clear of liens, claims and encumbrances or other rights in respect thereto of any other person. There are no outstanding subscription rights, options, conversion rights, warrants, pre-emptive rights or other agreements providing for the purchase, issue or sale of any interests in the capital of the Holding.

6.2      Corporate Existence, Capitalization and Ownership of the Company

         6.2.1 The Company is a societe en nom collectif organized and existing under the laws of France, having its registered office at 1148 avenue General Andrea, 01100 Arbent, France, registered with the Commercial and Companies Registry of Bourg en Bresse under the number B 755 200 441, and whose capital is FRF 125,000, each share having a par value of FRF 50.

         6.2.2 A certified true copy of the statuts (by-laws) of the Company is attached as EXHIBIT 6.2.2 hereto. The extract (extrait K-bis) from the Commercial and Companies Registry of Bourg en Bresse with respect to the Company attached hereto as EXHIBIT
                  6.2.2 is true and correct.

         6.2.3 The Company is not in a state of insolvency nor in suspension of payments and is not subject to a judicial reorganization or judicial liquidation proceedings under French law.

         6.2.4 At Closing, the Holding will have full and valid title to 2,499 shares in the Company, representing 99.99% of the entire issued share capital thereof and RM Plastiques shall have full and valid title to one share in the Company, together representing the entire share capital of the Company. The Company shares have been issued and fully paid up and are free and clear of liens, claims and encumbrances or other rights in respect thereto of any other person. There are no outstanding subscription rights, options, conversion rights, warrants, pre-emptive rights or other agreements providing for the purchase, issue or sale of any interests in the capital of the Company.

6.3      Corporate Existence, Capitalization and Ownership of Bolle Production

         6.3.1 Bolle Production is a societe a responsabilite limitee organized and existing under the laws of France, having its registered office at 6 rue de Truchebanatte, 01100 Arbent, registered with the Commercial and Companies Registry of Bourg en Bresse under the number B 766 200 232, and whose equity capital is FRF 480,000, each share having a par value of FRF 300.

         6.3.2 A certified true copy of the statuts (by-laws) of Bolle Production is attached as EXHIBIT 6.3.2 hereto. The extract (extrait K-bis) from the Commercial and Companies Registry of Bourg en Bresse with respect to Bolle Production attached hereto as EXHIBIT 6.3.2 is true and correct.

         6.3.3 Bolle Production is not in a state of insolvency nor in suspension of payments and is not subject to a judicial reorganization or judicial liquidation proceedings under French law.

         6.3.4 At signature of this Agreement, the Company has full and valid title to 1,100 shares in Bolle Production, representing 68.75% of the entire issued share capital thereof. Bolle Production shares have been issued and fully paid up and are free and clear of liens, claims and encumbrances or other rights in respect thereto of any other person. At Closing, the Holding shall have full and valid title to 1,599 shares in Bolle Production and Bolle Protection shall have full and valid title to one share, together representing 100% of the entire issued share capital of Bolle Production, and there shall be no outstanding subscription rights, options, conversion rights, warrants, pre-emptive rights or other agreements providing for the purchase, issue or sale of any interests in the capital of Bolle Production.

6.4      Corporate Existence, Capitalization and Ownership of RM Plastiques

         6.4.1 RM Plastiques is a societe a responsabilite limitee, organized and existing under the laws of France, having its registered office at 6 rue de Truchebanatte, 01100 Arbent, registered with the Commercial and Companies Registry of Bourg en Bresse under the number B 311 811 251, and whose equity capital is FRF 250,000, each share having a par value of FRF 125.

         6.4.2 A certified true copy of the statuts (by-laws) of RM Plastiques is attached as EXHIBIT 6.4.2 hereto. The extract (extrait K-bis) from the Commercial and Companies Registry of Bourg en Bresse with respect to RM Plastiques attached hereto as EXHIBIT 6.4.2 is true and correct.

         6.4.3 RM Plastiques is not in a state of insolvency nor in suspension of payments and is not subject to a judicial reorganization or judicial liquidation proceedings under French law.

         6.4.4 At signature of this Agreement, Robert Bolle and Maurice Bolle each hold 1000 shares in RM Plastiques, representing 100% of the entire issued share capital thereof. At Closing, the Holding shall have full and valid title to 1999 shares in RM Plastiques, and Bolle Protection shall have full and valid title to one share, together representing 100% of the entire issued share capital thereof. RM Plastiques' shares have been issued and fully paid up and are free and clear of liens, claims and encumbrances or other rights in respect thereto of any other person and there are no outstanding subscription rights, options, conversion rights, warrants, pre-emptive rights or other agreements providing for the purchase, issue or sale of any interests in the capital of RM Plastiques.

6.5      Corporate Existence, Capitalization and Ownership of Bolle Protection

         6.5.1 Bolle Protection is a societe a responsabilite limitee organized and existing under the laws of France, having its registered office at 161, rue Alexis Perroncel, 69100 Villeurbanne, registered with the Commercial and Companies Registry of Lyon under the number B 325 330 322, and whose equity capital is FRF 1,000,000, each share having a par value of FRF 200.

         6.5.2 A certified true copy of the statuts (by-laws) of Bolle Protection is attached as EXHIBIT 6.5.2 hereto. The extract (extrait K-bis) from the Commercial and Companies Registry of Lyon with respect to Bolle Protection attached hereto as
                  EXHIBIT 6.5.2 is true and correct.

         6.5.3 Bolle Protection is not in a state of insolvency nor in suspension of payments and is not subject to a judicial reorganization or judicial liquidation proceedings under French law.

         6.5.4 Upon signature of this Agreement, the Company has full and valid title to 2,500 shares in Bolle Protection, representing 50% of the entire issued share capital thereof . The Holding has full and valid title to 1,900 shares and Maurice Bolle, Franck Bolle and Patricia Bolle Passaquay each have 200 shares. Upon Closing, the Company shall have full and valid title to 2,500 shares in Bolle Protection and the Holding shall have full and valid title to 2,500 shares in Bolle Protection, representing together the entire issued share capital of Bolle Protection. The Bolle Protection shares have been issued and fully paid up and are free and clear of liens, claims and encumbrances or other rights in respect thereto of any other person. There are no outstanding subscription rights, options, conversion rights, warrants, pre-emptive rights or other agreements providing for the purchase, issue or sale of any interests in the capital of Bolle Protection.

6.6      Corporate Existence, Capitalization and Ownership of Bolle BV

         6.6.1 Bolle BV is a limited liability company organized and existing under the laws of the Netherlands, having its registered office at Lindtsedijk 22A, 3336LE Zwijndrecht, and whose authorized share capital is 200,000 gilder, with an issued share capital of 40,000 gilder, each share having a par value of 100 gilder.

         6.6.2 A certified true copy of the by-laws of Bolle BV is attached as EXHIBIT 6.6.2 hereto. The extract from the Commercial and Companies Registry with respect to Bolle BV attached hereto as
                  EXHIBIT 6.6.2 is true and correct.

         6.6.3 Bolle BV is not in a state of insolvency nor in suspension of payments and is not subject to a judicial reorganization or judicial liquidation proceedings under Dutch law.

6.7      Ownership of Bolle Sunglasses Shares

         The Company has full and valid title to 510 shares in Bolle Sunglasses, representing 51% of the entire issued share capital thereof. The Bolle Sunglasses shares owned by the Company have been issued and fully paid up and are free and clear of liens, claims and encumbrances or other rights in respect thereto of any other person.

6.8      Ownership of Bolle Canada Shares

         The Company has full and valid title to 5,100 shares in Bolle Canada, representing 51% of the entire issued share capital thereof. The Bolle Canada shares owned by the Company have been issued and fully paid up and are free and clear of liens, claims and encumbrances or other rights in respect thereto of any other person.

6.9      Ownership of Bolle Brazil Shares

         The Company has full and valid title to 71,250 shares in Bolle Brazil. The Bolle Brazil shares owned by the Company have been issued and fully paid up and are free and clear of liens, claims and encumbrances or other rights in respect thereto of any other person.

6.10     Financial Statements

         6.10.1 Attached hereto as EXHIBIT 6.10.1 are the unaudited profit and loss accounts and the balance sheets and the corresponding notes (annexes) of Holding as of April 30, 1997 and of each of the Company and the French Subsidiaries as of December 31, 1996 (the "Financial Statements").

         6.10.2 At Closing, EXHIBIT 6.10.2 will contain the audited consolidated accounts of the Holding as of December 31, 1996 (the "Holding Financial Statements"), prepared and audited in accordance with Article 4.1.6.

         6.10.3 The Financial Statements fairly and accurately reflect the assets, liabilities and results of operations of the company or companies to which they relate as of April 30, 1997 or December 31, 1996, as stated in 6.10.1 hereabove, and have been prepared and established in a consistent manner and in accordance with past practice.

         6.10.4 The Holding Financial Statements shall at Closing fairly and accurately reflect the assets, liabilities and results of operations of the company or companies to which they relate as of December 31, 1996, and shall have been prepared and established in accordance with French GAAP.

         6.10.5 Except as shall have been disclosed or reserved against in the Holding Financial Statements or the Financial Statements, there are no liabilities of Bolle France secured or unsecured, contingent or absolute, taken as a whole, other than liabilities that would not have a Material Adverse Effect. The Sellers, have not been notified in writing of the existence of any threatened liabilities in the other Subsidiaries.

         6.10.6 If any adjustments are made in the Holding Financial Statements compared to the information provided in the Financial Statements, the Purchaser and the Parent Company hereby agree not to bring a claim under Article 9 hereto for and in the amount of any such adjustment.

6.11     Ownership of Assets

         Each of Bolle France has good and valid title to all its assets (including real estate, if any) listed on its balance sheet as at April 30, 1997 as concerns Holding and December 31, 1996, as concerns the Company and the French Subsidiaries, and/or acquired since January 1, 1997, subject, in the case of movable assets, to normal operations of management, administration and use made prior to the Closing Date, except as set forth in EXHIBIT 6.11.

6.12     Compliance with Legal Requirements

         6.12.1 Except as provided in EXHIBIT 6.12.1(a), Bolle France has not been notified by Government Authorities in the last three years of non-compliance with applicable Laws and to the best of Sellers' knowledge, no such notification is expected. Except as set forth in EXHIBIT 6.12.1(b) hereto and except for instances of non- compliance that would not have a Material Adverse Effect, Bolle France is currently conducting its respective businesses in compliance with all applicable Laws, Judgments and Permits.

         6.12.2 Except as set forth in EXHIBIT 6.12.2 hereto and except for any Permit of which the failure to possess would not have a Material Adverse Effect, Bolle France possesses all Permits necessary to conduct its respective operations as they are currently being conducted and all such Permits are in full force and effect.

                  Nothing in the representation and warranty set out in this
                  Article 6.12 is intended to address any compliance issue that is the specific subject of any other representation and warranty set forth in this Article 6 (such as compliance with applicable Environmental Law).

6.13     Management of Bolle France up until the Closing Date

         6.13.1 Subject to Article 6.13.2 below, there has been no Material Adverse Effect between January 1, 1997 and the Closing Date.

         6.13.2 Since January 1, 1997 and up until the Closing Date, each of Bolle France companies have only carried out ordinary operations falling within the scope of its respective customary business activities and, in particular, have not performed any disposal or acquisition of tangible or intangible fixed assets, other than those necessary for their normal and ordinary management, except as listed in Article 4.1.4, Annex 4.1.4 or as provided in EXHIBIT 6.13.2.

6.14     Authority Relative to this Agreement

         6.14.1 The execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated herein do not and will not as of Closing conflict with or result in any violation or breach or any default under any Law, or the by-laws including breach of any of the conditions necessary for the Permits except where such breach would not have a Material Adverse Effect.

         6.14.2 The Sellers have the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

6.15     Intellectual Property

         6.15.1 Set forth in EXHIBIT 6.15.1 hereto is the list (including where applicable the country of registration) of all the Intellectual Property that is owned by the Company or the Sellers except for such Intellectual Property that is to be retained by the Sellers as provided in Article 10.2 hereafter.

         6.15.2 Except as set forth in EXHIBIT 6.15.2(a), Bolle France has, to the best of the Sellers knowledge, the right to use such Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the Business as presently conducted or operated without the payment of any royalty or similar payment. To the best of the Sellers' knowledge, except as otherwise provided in EXHIBIT 6.15.2(b), none of Bolle France is infringing any Intellectual Property of any other person and no person is challenging or infringing the Intellectual Property owned by Bolle France or Bolle France's right to use the

                  Intellectual Property presently used by them in the Business except as provided in EXHIBIT 6.23 (Disputes).

         6.15.3 Except as provided in EXHIBIT 6.15.3(a), the Intellectual Property set forth in EXHIBIT 6.15.1 is validly registered or filed pending registration in the name of the Holding or the Company or the Sellers, as sole proprietor in the jurisdictions indicated in EXHIBIT 6.15.1. Any Intellectual Property set forth in EXHIBIT 6.15.1, which is in the Sellers name except for such Intellectual Property that is to be retained by the Sellers as provided in Article 10.2 hereafter, shall be transferred to the Purchaser as soon as possible after the Closing Date. EXHIBIT 6.15.3(b) provides a letter concerning the transfer of all proprietary non-registered copyrights on designs and models owned by the Sellers. To the best of the Sellers' knowledge, the Intellectual Property is free from all pledges, liens, claims, options, leases, disputes, restrictions or other encumbrances. Sellers are not aware of any proceedings which would result in registration being lost or invalidated.

         6.15.4 Set forth in EXHIBIT 6.15.4(a) hereto is a list of the moulds that the Company presently owns and set forth in EXHIBIT 6.15.4(b) hereto is a list of the moulds that the Company presently has in its possession or control but that are owned by third parties.

         6.15.5 Neither Holding nor the Company has granted, to any third party, the right or license to use any of the Intellectual Property owned by the Company or the Sellers, nor is either or them a licensee of any Intellectual Property except as listed in EXHIBIT 6.15.5 hereto.

6.16     Taxation

         6.16.1 Except as set out in EXHIBIT 6.16.1, all Tax returns required to be filed by Bolle France with the tax authorities of the appropriate jurisdiction have been filed and all Tax required to be paid by Bolle France either, in the case of Tax due and payable prior to the date hereof, has been paid, or, in the case of Tax due prior but payable after the date hereof, has been properly reserved against in the Holding Financial Statements or in the Financial Statements relating to each of the Holding (as of April 30, 1997) and the Company or the French Subsidiaries (as of December 31, 1996), except as concerns any Tax liability relating to earnings or operations in calendar year 1997.

         6.16.2 Except as concerns the audit the Company and the Holding is presently undergoing concerning the fiscal years 1994, 1995 and possibly 1996, to the best of the Sellers' knowledge, there are no pending or threatened audits or investigations relating to Taxes which would result in a liability for Taxes for which any of Bolle France would be liable.

6.17     Material Contracts

         6.17.1 Set forth in EXHIBIT 6.17.1 hereto is a list of the written contracts and guarantees in force and effect on the date hereof connected with the business of Bolle France under which the obligations of either party thereto are five hundred thousand French Francs (FRF 500,000) or more in a period of twelve consecutive (12) months or with more than 6 months prior notice for termination (the "Material Written Contracts").

         6.17.2 Except as set forth in EXHIBIT 6.17.2 hereto, or as concerns Material Written Contracts the termination of which would not have a Material Adverse Effect, the execution, delivery and performance of this Agreement and the performance of the covenants contemplated herein do not grant the co-contracting party the right to terminate such Material Written Contract or accelerate payment of any debt.

         6.17.3 Set forth in EXHIBIT 6.17.3 is a description of the principal terms of the most significant oral agreements connected with the business of the Company under which the obligations of either party thereto are five hundred thousand French Francs (FRF 500,000) or more in a period of twelve consecutive (12) months ("the Material Oral Contracts") .

6.18     Products

         To the best of the Sellers' knowledge, the products manufactured by the Company and distributed by Bolle France are in compliance with the applicable Laws, except where failure to be in compliance would not have a Material Adverse Effect and except as provided in EXHIBIT 6.18(a) hereto. To the extent that Bolle France distributes the products directly to third parties other than Subsidiaries in foreign territories, to the best of the Sellers's knowledge, such products are in compliance with the applicable local laws, except as provided in
         EXHIBIT 6.18(b).

         Except for any condition, warranty, representation or obligation implied by Law, none of Bolle France has given any other condition or warranty, or made any representation in respect of the quality of goods or services supplied or agreed to be supplied by it except as provided in EXHIBIT 6.18(c) hereto.

         Except as set forth in EXHIBIT 6.18(d) hereto, there have been no product recalls, stop sales or withdrawals of defective products of Bolle France by any of Bolle France since January 1, 1996.

6.19     Insurance Policies

         All the insurance policies in force in relation to the Business and assets of any of Bolle France and subscribed to by any of them, full and complete copies of which have previously been made available to the Purchaser (the "Insurance Policies") are listed in EXHIBIT 6.19(a) and is consistent with past practice. All such policies are currently in effect and all premiums currently due have been paid and no notice of termination, or intention to terminate such policies have been received, except as provided in EXHIBIT 6.19(b).

         There are no circumstances, including, without limitation, the execution and performance by the Sellers of this Agreement, which, to the best of Seller's knowledge, would lead to any liability under the Insurance Policies being avoided by the insurers or the premium being increased and there is no claim outstanding under any of the Insurance Policies nor are the Sellers aware of any circumstances likely to give rise to a claim except as provided in EXHIBIT 6.19(c) or as specifically mentioned in EXHIBIT 6.23 (Disputes).

6.20     Leases on Real Property

         The list of all leases related to real property used by Bolle France is attached in EXHIBIT 6.20 hereto. All of such leases are in full force and effect, and, such leases are in compliance with the applicable Law.

6.21     Labor Agreements and Employee Related Payments

         6.21.1 EXHIBIT 6.21.1, provides the list of all of the full-time employees and part-time employees of the Company and the French Subsidiaries respectively employ as of April 1, 1997.
                  EXHIBIT 6.21.1 sets out for each one of them: their date of birth, date of commencement of employment, job title and classification, all the elements of their remuneration and all benefits.

         6.21.2 No employees or agents working for the Company or the French Subsidiaries receive a compensation proportional to profits or turnover except as concerns the commercial agents and sales representatives in France and foreign countries compensated based on their own sales, and except as provided in EXHIBIT 6.21.2.

         6.21.3 No group dismissals are currently in progress among their respective employees.

         6.21.4 Neither the Company nor the French Subsidiaries have experienced any strike, business interruption, labor disturbance or collective labor controversies (trade union or work council) of any nature in the last five years, and at the Closing Date, the Sellers have not been notified of any such matters.

         6.21.5 All social charges on compensation paid to employees which must be withheld under the law, and all payments to the relevant authorities have been made.

         6.21.6 In the three years up to the Closing Date, neither the Sellers nor any of Bolle France have received any direct notification, demand or complaint made by any governmental, administrative, regulatory authority or agency or any employee or group of employees requiring the implementation of a profit sharing scheme and/or the establishment of any employee representative body (including, without limitation, a workers or health and safety committee) whether at the level of the Company or any of the French Subsidiaries. The Sellers have not been notified that any such direct notification, demand or complaint will be made following execution of this Agreement and the subsequent change in control of the Bolle Group.

6.22     Agents and Brokers

         Except for the appointment of Rothschild Inc. by the Sellers, neither the Sellers, nor any of Bolle France have engaged, or caused to be incurred any liability to any finder, broker or sales agent in connection with this Agreement or the transactions contemplated hereby.

6.23     Disputes

         Except as set forth in EXHIBIT 6.23, there is no Proceeding pending or, to the best knowledge of the Sellers, threatened, against any of Bolle France that, if adversely determined would have a Material Adverse Effect.

6.24     Environment and Safety

         Except as set forth in EXHIBIT 6.24 or, where the failure to have the same or to comply therewith would not have a Material Adverse Effect,

         6.24.1 The Company has all Permits required by Environmental Law (and is in compliance with the terms and conditions thereof);

         6.24.2 The Company is not the subject of any court or administrative order nor has it received notice of any events, conditions or incidents relating to non-compliance with Environmental Laws which may give rise to any liabilities thereunder or which may otherwise form the basis of any claim, action, proceeding or investigation pursuant thereto;

         6.24.3 The Company has filed all reports required to be filed under the Environmental Laws with any Governmental or other agency on or before the date hereof;

         6.24.4 The plant and machinery used by the Company is in compliance with French Laws relating to health and safety and in particular Decree n(degree) 93-40 of January 11, 1993.

6.25     Reorganization of Bolle France

         Bolle France has been reorganized in the manner reflected in EXHIBIT
         6.25 hereto. Such reorganization was carried out in accordance with the applicable Laws.

6.26     Investment Intent

         Each of Sellers is an "accredited investor" as defined in Regulation D under the Securities Act of 1933. Each of Sellers acknowledge that the Warrants, the Common Stock, the Preferred Stock and the Deferred Payment Preferred Stock have not been registered under the Securities Act of 1933 or any other United States or foreign securities laws and that they are acquiring the same for their own account and not with a view to, or for resale in connection with, any distribution of such Warrants, Common Stock, Preferred Stock or the Deferred Payment Preferred Stock.


ARTICLE 7 REPRESENTATION AND WARRANTIES BY THE PURCHASER

The Purchaser makes the representations and gives the warranties set forth below, as of the date hereof and as of the Closing Date.

7.1      Organization and existence

         The Purchaser is a corporation duly organized and validly existing under the laws of the state of Delaware, United States of America. Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

7.2      Authority Relative to this Agreement

         7.2.1 The execution, delivery and performance of this Agreement and the Related Agreements by the Purchaser and its performance of the covenants herein contemplated do not and will not conflict with or result in any violation or breach or any default under any law, the by-laws or any other obligation of the Purchaser under any agreement or other instrument to it is a party or by which it may be bound or affected. There is no litigation or proceeding involving the Purchaser which could prevent or hinder their execution and performance under this Agreement.

         7.2.2 The Purchaser has the full corporate or individual power, authority and right to enter into this Agreement and to consummate the transactions contemplated hereby. The Purchaser's board of directors and its shareholders have taken all necessary corporate action to duly authorize the execution, delivery and performance of this Agreement.

         7.2.3 The Purchaser will, prior to Closing Date, have obtained all requisite consents, approvals, authorizations or regulatory authority in connection with the execution and performance of this Agreement and the Related Agreements and the issuance of the Preferred Stock and the Common Stock by the Purchaser, and no other consents, approvals, authorizations or regulatory authorities shall be required to be obtained by the Purchaser, whether at a national or local level, nor shall any other filing shall be required to be made by the Purchaser, other than the administrative declaration to be made with the French Direction du Tresor.

         7.2.4 The Purchaser acknowledges that itself and its advisers have already had access to the senior management and the industrial sites of Bolle France as well as to all the documents concerning Holding, the Company and the Subsidiaries, as listed in the "Data Room List" attached as EXHIBIT 7.2.4 hereto. The Purchaser has such knowledge of Bolle France as it deems necessary to enter into this Agreement. In particular, the Purchaser is not relying on any representations and warranties of the Sellers except those set forth in Article 6 above.

7.3      Common Stock

         At Closing, the Common Stock shall be duly authorized, validly issued, fully paid, free of preemptive rights and no personal liability will attach to the ownership thereof, and will constitute valid and legally binding obligations of the Purchaser.

7.4      Deferred Payment Preferred Stock/Bolle Inc. Certificate of Designations

         As of the Closing, the Deferred Payment Preferred Stock shall have been duly authorized for issuance and will be validly issued and delivered to the Sellers and fully paid and non-assessable and free of preemptive rights. No personal liability will attach to the ownership thereof.

         The Bolle Inc. Certificate of Designations has been duly filed with the appropriate Government Authorities.


ARTICLE 8 REPRESENTATION AND WARRANTIES BY THE PARENT COMPANY

The Parent Company makes the representations and gives the warranties set forth below, as of the date hereof and as of the Closing Date.

8.1      Organization and existence

         The Parent Company is a corporation duly organized and validly existing under the laws of the state of Delaware, United States of America and qualified to do business therein.

8.2      Authority Relative to this Agreement

         8.2.1 The execution, delivery and performance of this Agreement and the Related Agreements by the Parent Company and its performance of the covenants herein contemplated do not and will not conflict with or result in any violation or breach or any default under any law, the by-laws or any other obligation of the Parent

                  Company under any agreement or other instrument to it is a party or by which it may be bound or affected. There is no litigation or proceeding involving the Parent Company which could prevent or hinder their execution and performance under this Agreement.

         8.2.2 The Parent Company has the full corporate power, authority and right to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The Parent Company's board of directors and its shareholders have taken all necessary corporate action to duly authorize the execution, delivery and performance of this Agreement and the Related Agreements.

         8.2.3 The Parent Company will, prior to Closing Date, have obtained all requisite consents, approvals, authorizations or regulatory authority in connection with the execution and performance of this Agreement and the Related Agreements by the Parent Company, and the issuance of the Warrants and the Preferred Stock, and no other consents, approvals, authorizations or regulatory authorities shall be required to be obtained by the Parent Company, whether at a national or local level, nor any other filing shall be required to be made by the Parent Company, other than the administrative declaration to be made with the French Direction du Tresor.

         8.2.4 The Parent Company acknowledges that itself and its advisers have already had access to the management and the industrial sites of Bolle France as well as to all the documents concerning Holding, the Company and the Subsidiaries as listed in the "Data Room List" attached as EXHIBIT 7.2.4 hereto. The Parent Company has such knowledge of Bolle France as it deems necessary to enter into this Agreement and the Related Agreements. In particular, the Parent Company is not relying on any representations and warranties of the Sellers except those set forth in Article 6 above.

8.3      SEC Reports

         The Parent Company has timely filed all forms, reports and documents (collectively, "SEC Documents") with the Securities and Exchange Commission of the United States of America ("SEC") required to be filed by it pursuant to the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") (collectively, the "SEC Reports"), all of which have complied, at the time filed, in all material respects with all applicable requirements of the Securities Act and Exchange Act, as applicable. None of such SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

8.4      Warrants

         The Warrants have been duly authorized and, when issued and delivered pursuant to this Agreement and the Warrant Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Parent Company enforceable in accordance with their terms. The shares of common stock of the Parent Company issuable upon exercise of the Warrants have been reserved for issuance upon exercise of the Warrants and when issued in accordance with the terms of the Warrants will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and no personal liability will attach to the ownership thereof.

8.5      Preferred Stock/BEC Certificate of Designations

         As of the Closing, the Preferred Stock shall have been duly authorized for issuance and will be validly issued and delivered to the Sellers and fully paid and non-assessable and free of preemptive rights. No personal liability will attach to the ownership thereof.

         The BEC Certificate of Designations has been duly filed with the appropriate Government Authorities.

8.6      No Material Adverse Change

         Since the date of the balance sheet included in the Parent Company's most recently filed SEC Documents, the Parent Company has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of the Parent Company, (b) any amendment or change in the Certificate of Incorporation or Bylaws; or (c) any damage to, destruction, or loss of any assets of the Parent Company, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of the Parent Company.

8.7      Litigation

         There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Parent Company has knowledge, against the Parent Company which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or the Related Agreements or that would result in a material adverse change in the business, assets (including intangible assets), financial condition, prospects or results of operations of the Parent Company.

8.8      Compliance with Laws

         The Parent Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, U.S. federal, state or local statutes, law or regulation.

ARTICLE 9 INDEMNIFICATION BY THE SELLERS

9.1      Indemnification by Sellers

         9.1.1 Subject to the limitations herebelow, the Sellers shall fully reimburse and indemnify the Purchaser for any expense, damage, loss or liability, arising from any breach of any Representation or Warranty, commitment or undertaking made by the Sellers contained herein or in any Exhibit hereto (including all reasonably incurred related expenses. Such indemnification shall occur as follows:

                  (a) In the event of any expense, damage, loss or liability being sustained or incurred by the Purchaser as a result of breach of the Representations and Warranties contained herein or in any Exhibit hereto, and not resulting in an Additional Liability (as defined below), the Sellers shall pay to the Purchaser, damages equal to the expense, damage, loss or liability suffered by the Purchaser as a result of such breach.

                  (b) In the event of any expense, damage, loss or liability borne or to be borne by any of Bolle France (hereinafter collectively referred to as "Additional Liabilities") arising out of an event, transaction, occurrence or claim relating to the period prior to the Closing Date, which was not disclosed pursuant hereto or recorded by Bolle France in their respective Financial Statements prior to the Closing Date, or reserved in the Financial Statements, the Sellers shall pay to the Purchaser the full amount of such Additional Liabilities on the dates on which such amounts actually suffered become due and payable by the Company or such French Subsidiary.

         9.1.2 From and after the Closing, the right to indemnification provided for in this Section 9.1 shall be Purchaser's exclusive remedy for any breach of a Representation or Warranty, commitment or undertaking, except as provided in Articles 10.4.5 and 12.4.

         9.1.3 The liability of any Seller under 9.1.1 shall be limited to that proportion of any indemnification that may be due as is equal to the proportion that the Shares owned by such Seller bears to the total number of shares of Holding on the date hereof. In the case that a particular Representation or Warranty, commitment or undertaking is made by only one or a group of specified Sellers, then only such Seller or Sellers shall be responsible for indemnifying the Purchaser for a breach related thereto.

9.2      Indemnification by Purchaser and the Parent Company

         9.2.1 The Purchaser and the Parent Company shall fully reimburse and indemnify the Sellers for any expense, damage, loss or liability, arising from any breach of any representation or warranty, commitment or undertaking made by the Purchaser or the Parent Company contained herein or in any Exhibit hereto (including all reasonably incurred related expenses.

         9.2.2 Except for Purchaser's obligations as concerns claims in respect of breach of the representations and warranties contained in Articles 7.1 and 8.1, the Purchaser shall have no obligation unless the aggregate claim amount for the indemnity under this Article 9 shall exceed 1% of the Purchase Price, taking all claims together, and the Purchaser shall be liable only for sums exceeding this amount. Individual claims of one hundred fifty thousand French Francs (FRF 150,000) shall not be taken into account in calculating the aggregate claim, and the Purchaser shall have no liability therefor unless the aggregate amount of such claims amounts to more than 600,000 FRF. In no event shall the total amount payable by the Purchaser pursuant to this Article 9 exceed 30% of the portion of the Purchase Price, excluding the Warrants, which has been received in cash including such net cash received from the exercise of the Warrants.

         9.2.3 From and after the Closing, the right to indemnification provided for in this Section 9 shall be the Sellers' exclusive remedy for any such material breach of representation or warranty, covenant or agreement.

9.3      Limitations

         The indemnification contained in this Article 9 is subject to the following limitations:

         9.3.1 A claim shall not be made with respect to that part of a liability or a loss that has its cause or origin in, or with respect to any part of a liability or a loss that is increased by, a change in the accounting principles or methods as such have been consistently applied in the Financial Statements or applied in the Holding Financial Statements prior to the Closing Date, for example, the application of U.S. accounting principles, or a change post-Closing in the laws or regulations applicable to Holding, the Company, the Subsidiaries or the Purchaser.

         9.3.2 Liabilities or losses which are tax deductible from the results of Holding, the Company or the Subsidiary, or the Purchaser, respectively, shall be taken into account for their amount reduced by the net tax saving resulting from the deduction of the loss or liability when used for the benefit of Holding, the Company or the Subsidiaries, or the Purchaser, respectively, during the guarantee period as provided in
                  Article 9.3.9 herebelow.

         9.3.3 For Tax matters, liabilities or losses as described in Articles 6.16 and 6.21, that only result in a charge being deferred (for instance, but without being limited to the following, a reassessment by the relevant authorities of depreciation allowances or reserves) will not be taken into account, except for penalties or interest for late payment, and any corresponding additional financing cost, incurred by Bolle France or the Purchaser.

         9.3.4 Any liability incurred by any of Bolle France shall be set off against a decrease in the amount of the liabilities, resulting from the recapturing of reserves and/or provisions ("reprise de provisions") booked in the Financial Statements or the Holding Financial Statements relating to events having their origin prior to the Closing Date provided that no recapturing of reserves and/or provisions shall be allowed if such recapture has its cause or origin in or is increased by, a change in the accounting principles or methods from the principles or methods applied in the Financial Statements or the Holding Financial Statements prior to the Closing Date.

         9.3.5 Except for the Sellers' obligations as concerns claims in respect of breach of the Representations and Warranties contained in Articles 6.1, 6.2, 6.3, 6.4, and 6.5 hereabove which shall not be limited as provided hereafter in this
                  Article 9.3.5, the Sellers shall have no obligation unless the aggregate claim amount for the indemnity under this Article 9 shall exceed 1% of the Purchase Price, taking all claims together, and the Sellers shall be liable only for sums exceeding this amount. Individual claims of less than one hundred fifty thousand French Francs (FRF 150,000) shall not be taken into account in calculating the aggregate claim, and the Sellers shall have no liability therefor unless the aggregate of such claims amounts to more than 600,000 F. In no event shall the total amount payable by the Sellers pursuant to this Article 9 exceed 30% of the portion of the Purchase Price, excluding the Warrants, which has been received in cash including such net cash received from the exercise of the Warrants. If a claim has only been partially paid by Sellers due to the fact that the Purchase Price has not yet been totally paid in cash to the Sellers and should additional portions of the Purchase Price be received in cash after the partial payment of such claim the following shall apply: the remaining portion of the claim shall be paid out of the subsequent cash received by the Sellers, as long as such remaining portion of the claim together with all other claims pursuant to this Article 9 remain within the total limit of the 30% of the portion of the Purchase Price received in cash, as provided hereabove.

         9.3.6 Notwithstanding Article 9.3.5 hereabove, the Sellers hereby agree to indemnify the Purchaser in full against any liability for Tax due by Bolle France in respect of the period up to the Closing Date, except as concerns any Tax liability related to the earnings or operations in calendar year 1997 insofar as such Tax has not been paid or is not fully provided for in the Holding Financial Statements; it being expressly agreed that the reserve of 5.050 million FRF, as detailed in the Holding Financial Statements Note 9, shall be excluded for the purposes of determining the Sellers indemnification obligation hereunder.

         9.3.7 The Sellers shall have no liability as concerns any claims which directly originate in or have been increased by a fault or negligent act of Bolle America.

         9.3.8 A claim shall not be enforceable against the Sellers, if legal proceedings related thereto are not begun within six (6) months after the Sellers have been notified by the Purchaser in writing, nor if the claim would not have arisen but for an omission or act of the Purchaser after Closing, other than one required to be taken pursuant to laws or regulations applicable as of Closing, or due to regulations or laws which came into effect after Closing.

         9.3.9    The liability of the Sellers under the indemnification in this
                  Article 9 shall expire for all undeclared claims and/or undeclared potential claims hereunder on the second anniversary of the Closing Date, except that liability of the Sellers under the indemnification in this Article 9 shall expire for all environmental claims and/or undeclared potential environmental claims hereunder on the third anniversary of the Closing Date and all undeclared claims and/or undeclared potential claims for additional liabilities relating to Taxes shall expire when the statute of limitations has run on such additional liabilities (but no later than December 31, 2004).

         9.3.10 Any indemnification payment required by this Article 9 shall be reduced by the amount of any benefit attributable to any Tax refund or reduction (including any Tax credit), insurance payment or other third-party indemnification payment actually received by Holding, the Company or the Subsidiaries, less any litigation and other costs related to collection of such amounts. In the event that an indemnification payment is made by the Sellers and the Holding, the Company or the Subsidiaries thereafter receives an insurance or indemnification payment, the Purchaser shall pay over to the Sellers the amounts so collected, less any litigation and other costs related to collection of such amounts.

9.4      Notification of Breach/Third Party Claims

         9.4.1 The Purchaser shall notify the Sellers within 45 calendar days from becoming aware of any event which is likely to constitute a claim under this Agreement provided, however, that if the Purchaser does not respect such notice period, as long as the Sellers are notified within the period provided in Article
                  9.3.9 hereabove, it shall continue to benefit fully from the indemnification provided for hereunder, and shall indemnify the Sellers for any increased loss, that the Sellers have suffered as a result of the non-respect of such notice period.

         9.4.2 In the event of a claim by a third party which may give rise to an obligation of one party ("the Indemnifying Party") to pay an indemnity to the other party ("the Indemnified Party") (or to effect a settlement in relation thereto), the Indemnified Party hereby agrees that the Indemnifying Party (and its insurers) shall be given the opportunity at its own expense to challenge, defend or settle such claim(s), provided that the Indemnified Party may participate in such procedure at any time. To this end, the Indemnified Party shall place all registers and files concerning any claim at the disposal of the Indemnifying Party, their attorneys and chartered accountants. The Parties further undertake to provide each other with all assistance which could reasonably be required in connection with the defense of such claims.

ARTICLE 10 COVENANTS

         The Parties agree that the following activities will be carried out in the manner stated below.

10.1     Commissions

         Except as concerns legal and accounting services, the Parties acknowledge that, except for Rothschild Inc. on behalf of the Sellers, no person, firm or corporation has been employed or retained to represent either party in the transactions contemplated by this Agreement. The fees associated with the services provided by Rothschild Inc. and the Sellers' legal and accounting services shall be borne exclusively by the Sellers and not charged to the Holding or the Company.

10.2     Retained Intellectual Property Rights

         10.2.1 The Intellectual Property owned by the Bolle Group or the Sellers, as listed in EXHIBIT 6.15.1 or mentioned in EXHIBIT 6.15.2(A), will be included in the Bolle Group at Closing, excluding those trademarks that represent the following classes or products:

                  (a) Soaps, perfumery, essential oils, cosmetics, hair lotions, dentifrices (toothpaste), which corresponds to certain products included in International Class 3;

                  (b) Combs, and brushes which corresponds to certain products included in International Class 21;

                  (c) Games, toys and playthings, which corresponds to certain products included in International Class 28;

                  (d) Tobacco, smoking articles, matches included in International Class 34 provided, however, that the Sellers shall not make or use any registration in this class that would jeopardize the use by the Bolle Group of its Intellectual Property pursuant to provisions of applicable laws.

         10.2.2 Trademarks concerning the above mentioned products shall be transferred to the Sellers at Closing or as soon as possible thereafter and after Closing, the Purchaser, and the Parent Company, shall not and shall cause the Bolle Group not to register trademarks using the "Bolle" name in such classes for the above mentioned products. The Sellers shall be responsible for all procedures relating to the registration of such transfers and shall pay all costs, duties and expenses relating to the registration of such transfers.

         10.2.3 In countries where the international classification mentioned above is not used, the Sellers shall retain the exclusive right to register the "Bolle" name in the equivalent of such classes for the above mentioned products. In countries where it is not possible to register only for a portion of a particular class of products, the Purchaser or the Parent Company shall register trademarks using the "Bolle" name in a particular class, at the request of the Sellers, but provide the Sellers with a royalty free, exclusive, perpetual right to use such trademarks for the above mentioned products. The Sellers shall pay all related third-party costs concerning such registration.

10.3     Insurance

         The Purchaser shall be responsible for assuring that all insurance policies which terminate upon Closing have been replaced with equivalent policies which take effect upon Closing.

10.4     Non-Competition/Non-Solicitation

         Each of the individual Sellers listed in 10.4.3 herebelow severally undertakes to the Purchaser to comply with the non-competition and non-solicitation obligations provided in 10.4.1 and 10.4.2 for the period specifically provided for such individual Seller in Article
         10.4.3 herebelow:

         10.4.1 Not to, directly or indirectly, either as individuals nor under the veil of a company, manage or carry on or otherwise conduct a business or invest in a business or other entity in competition with the Business however, (i) the fulfilment by Maurice Bolle, Patricia Bolle Passaquay, Franck Bolle and Brigitte Bolle of their obligations under their respective Employment Agreements, for so long as such person is employed by the Company or any Subsidiary or any company otherwise affiliated with the Company, and (ii) the holding by them of the Warrants shall not be considered to be a breach of the terms of this Section 10.4.1. However, the Purchaser acknowledges and accepts that until Closing, Maurice and Robert Bolle will remain members of the board of directors of the Groupe RG and Franck Bolle is a member of the board of directors of Moderne Optic. Each of them undertakes to resign from such positions prior to Closing.

         10.4.2 Not to directly or indirectly hire or offer to hire any person, who, during the period of 12 months prior to the Closing Date was an employee of any of Bolle France occupying a senior managerial position.

         10.4.3 The non-competition obligation in 10.4.1 and 10.4.2 hereabove shall apply to each Seller listed herebelow from Closing for the period here provided:

                  (a) For Franck Bolle, Patricia Bolle Passaquay and Christelle Roche, for four (4) years following Closing;

                  (b) For Maurice Bolle and Robert Bolle, for three (3) years following Closing;

                  (c)     For Brigitte Bolle for two (2) years following
                          Closing.

         10.4.4 Should Maurice Bolle, Patricia Bolle, Franck Bolle or Brigitte Bolle be dismissed from their employment with the Company for any reason other than for gross or wilful misconduct ("faute grave ou lourde"), then the above mentioned non-competition obligation shall immediately cease to apply as concerns such person.

         10.4.5   The restrictions and obligations set forth in 10.4.1 and
                  10.4.2 above are considered fair and reasonable by the Parties. Each of the individual Sellers acknowledges that the Purchaser and the Company would be harmed and that monetary damages would not provide an adequate remedy in the event of breach of the provisions of 10.4.1 and 10.4.2. Accordingly, each of the individual Sellers agrees that, in addition to any other remedies available to the Purchaser and/or the Company, the Purchaser and/or the Company shall be entitled to seek the appropriate injunctive relief to secure enforcement of these provisions.


ARTICLE 11  TERMINATION

11.1     Grounds for Termination

         This Agreement may be terminated at any time prior to the Closing Date:

         11.1.1 By the written agreement of each of Purchaser, the Parent Company and the Sellers;

         11.1.2 By either Purchaser, the Parent Company or the Sellers if the Closing shall not have occurred on or prior to July 21, 1997, unless such eventuality shall be due to the breach by the party seeking to terminate this Agreement of any of the representations, warranties, covenants or agreements herein to be performed or observed by such party prior thereto.

11.2     Effect of Termination

         11.2.1 The Deposit will not be refunded to the Parent Company if the Parent Company withdraws from the Closing, unless the Parent Company provides written proof that such failure to proceed results from:

                  (a) differences corresponding to a loss of value of Bolle France of more than Fifteen million French Francs (FRF 15,000,000), between signature hereof and the Closing Date;

                  (b) that the business has not been run consistently with past practice and there has been a material adverse change in the business between January 1, 1997 and the Closing, except as provided in Article 4.1.4 and Annex 4.1.4, Article 6.13 and the Exhibit thereto, or

                  (c) that there are material undisclosed off balance sheet liabilities, except as specifically listed in an exhibit herein.

         11.2.2 If the Sellers withdraw from the transaction without cause, then up to three hundred thousand U.S. dollars (US $ 300,000), all taxes included, of the Parent Company's legal and accounting due diligence expenses will be reimbursed, subject to appropriate documentation of such expenses, in addition to the return of the Deposit without delay. For the purposes of this Agreement, cause for withdrawal shall include, but not be limited to, the inability of the Parties, after good faith discussions, consistent with normal business practice, to agree on the terms of the Agreement and the Related Agreements.

         11.2.3 Except as provided in Articles 11.2.1 and 11.2.2 hereabove, if this Agreement is terminated as permitted under Section 11.1, such termination shall be without liability to any party to this Agreement or any Affiliate, shareholder, director, officer or representative of such party, except for liability arising from a wilful breach of this Agreement.


ARTICLE 12  CONFIDENTIALITY

12.1 Each of the Purchaser and the Parent Company hereby undertakes and agrees not to, and agrees to cause its directors, officers, employees and agents not to use or reveal to any third party the information contained in the Data Room as well as any trade secret, know how, process, technique, list of customers or other confidential information, including sponsorship agreements, with respect to Holding, the Company, or the Subsidiaries, in conformity with the terms of the Confidentiality Agreement and Article 5 (d) of the Letter of Intent.

12.2 Except in the ordinary course of their employment or engagement with the Bolle Group and except as required by Law, each of the Sellers hereby undertakes and agrees not to disclose to third parties any non-public, confidential or proprietary information concerning Bolle France including commercial, financial, technical and/or legal data and information, business secrets, and know-how, concerning the products, the organization, the development strategy, customer lists, commercial partners or more generally the current business of Bolle France.

12.3 Subject to any applicable legal requirements to the contrary (and in particular the requirements of the New York Stock Exchange, on which the Purchaser's ultimate parent company is listed) and which have been notified in advance to the Sellers:

         12.3.1 the Purchaser and the Sellers hereby undertake to hold in confidence and not to disclose to third parties (except to professional advisors of the Parties hereto), without the prior written consent of the other, the terms and conditions of the transaction contemplated hereby, and

         12.3.2 all announcements by or on behalf of the Parties hereto relating to the transaction contemplated hereby shall be in terms to be agreed by the Parties.

12.4 The restrictions and obligations set forth in 12.1, 12.2, and 12.3 above are considered fair and reasonable by the Parties. Each Party acknowledges that the other Parties would be harmed and that monetary damages would not provide an adequate remedy in the event of breach of the provisions of 12.1, 12.2, and 12.3. Accordingly, each Party agrees that, in addition to any other remedies available to the other Parties, such other Parties shall be entitled to seek the appropriate injunctive relief to secure enforcement of these provisions.

12.5 If for any reason, the transaction contemplated hereby does not occur, the rights and liabilities of the Parties pursuant to Articles 12.1 and
         12.3 shall remain binding upon the Parties.


ARTICLE 13  GUARANTEE BY THE PARENT COMPANY

13.1 In consideration of the sale of the Shares and the property described in Article 3.3 herein by Sellers to Purchaser, the Parent Company hereby irrevocably guarantees to the Sellers, their successors and permitted assigns, as primary obligor (jointly and severally with Purchaser) the full, complete and prompt performance of each and every obligation of Purchaser to the Sellers under this Agreement.

13.2 The guarantee set forth in Article 13.1 is a continuing security and shall remain in full force and effect until all moneys now or hereafter payable by and all obligations and liabilities of Purchaser have been satisfied in full notwithstanding the liquidation, administration or other incapacity or any change in the constitution of Purchaser.

13.3 The guarantee set forth in Article 13.1 is in addition to and shall not merge with or otherwise prejudice or affect any other right or remedy, guarantee or indemnity provided for under this Agreement or by law and may be enforced notwithstanding the same.

ARTICLE 14  GOVERNING LAW, JURISDICTION

14.1 This Agreement, including, but not limited to, the validity, interpretation, performance, effects, derivatives and consequences thereof, will be governed by the laws of the French Republic (excluding its conflicts of law principles).

14.2 The Parties agree to use their best efforts in order to reach an amicable agreement with respect to all disagreements which might arise from the application of this Agreement. All disputes arising under this Agreement which are not settled amicably as specified above within a sixty (60) day period shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said rules. The arbitration shall take place in Geneva Switzerland. The appointed arbitrators shall be fluent in French and in English.

ARTICLE 15  MISCELLANEOUS

15.1     Notices

         Any notification or communication pursuant to this Agreement shall be made by registered letter with return receipt requested, or by facsimile transmission confirmed by registered letter with return receipt requested, or by hand against signature of a duplicate of the notification by a duly authorized person, addressed in the case of the Purchaser as follows:

         Bolle Inc.
         555 Theodore Fremd Avenue
         Suite B-302
         Rye, New York 10580
         USA
         Attention:         Mr. Martin E. Franklin
         Facsimile No.: (1) (914) 967-9405

         and

         BEC Group, Inc.
         555 Theodore Fremd Avenue
         Suite B-302
         Rye, New York 10580
         USA
         Facsimile No.: (1) (914) 967-9405

with copy to:

         Nicolas Sokolow
         Sokolow, Dunaud Mercadier & Carreras
         100 blvd Malesherbes
         75017 Paris France
         Facsimile No.: (33)(1) 44 40 45 08

         and addressed in the case of the Sellers:

         To each Seller individually at the addresses provided in the recitals hereabove.

with copy to :

         Jean-Francois Bretonniere
         Baker & McKenzie
         32 avenue Kleber
         75116 Paris France
         Facsimile No.: (33)(1) 44 17 45 75

         or any other address that may be communicated in writing by either of the Parties to the other Party at least five days before the mailing of such notification or communication.

15.2     Binding Effect

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Any successors to the Sellers shall be liable for the respective obligations of the Sellers hereunder.

15.3     Waivers

         No change in, addition to, or waiver of the terms and provisions of this Agreement shall be binding unless approved in writing by the Parties. Neither any disclosure pursuant or subsequent to this Agreement and the Exhibits hereto, nor any waiver by any Party on any occasion of any of the terms and conditions of these representations and warranties, shall be deemed to constitute a waiver by such Party of such term or conditions (or of any other term or condition) on any other occasion.

15.4     Assignment

         This Agreement may not be assigned in whole or in part by any of the Parties without the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld. It is expressly agreed that Purchaser may, notwithstanding and without prejudice to its continuing obligations hereunder, substitute a 100% directly or indirectly owned affiliate for purposes of the acquisition of the Shares at Closing. Purchaser shall, however, remain jointly and severally liable for all the obligations of any affiliate to which it may assign this Agreement. Should an affiliate to which this Agreement has been assigned under the terms of this Article 15.4, cease to be an affiliate of the assignor, then, prior to so ceasing, this Agreement shall be re-assigned to the original assignor or one of its majority owned affiliates.

15.5     Exhibits

         All exhibits and schedules hereto form an integral part of this Agreement.

15.6     Headings

         The descriptive words or phrases at the head of the various Articles herein are inserted only as a convenience and for reference and are in no way intended to in any way define, limit or describe the scope or intent of the particular Article to which they refer.

15.7     Severability

         If at any time any part, any article, or any part of such article of this Agreement is adjudged invalid, unenforceable or illegal by any court, public authority, governmental department or agency, or other forum, such adjudication shall not effect the remaining portions of this Agreement, and this Agreement shall be construed as if such invalid, enforceable or illegal provision had never been contained herein.

15.8     Integration

         This Agreement supersedes any and all prior agreements and understandings among the Parties, whether written or oral with respect to the subject matter hereof and thereof. This Agreement and the Related Agreements set forth the entire agreement and understanding among the Parties as to the subject matter hereof and thereof.

15.9     Expenses and Duties

         Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the Parties shall bear all the expenses and costs incurred by it in connection with this Agreement and the transactions contemplated herein, including, but not limited to, the fees and disbursements of any counsel, independent accountant or any other person or any other representative whose services have been used by such Party. All registration duties and stamp taxes arising as a result of the execution of this Agreement and the consummation of the transaction contemplated hereby shall be borne by the Purchaser.

         For purposes of registration duties only, the Parties shall enter into a brief deed of transfer in the form attached in ANNEX 15.9.

15.10    Third Party Rights

         The provisions of this Agreement are intended solely for the benefit of the Parties hereto and do not confer any third party beneficiary rights to any other person.

15.11    Amendments

         No amendment to this Agreement shall have any effect whatsoever unless it results from a written amendment, signed by the Parties.

15.12    Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

Executed in _________

this 9th day of July 1997


In ... originals

BOLLE, INC.



By:  /s/  Ian Ashken
     -----------------------------
     Name:  Ian Ashken
     Title: Executive Vice President


BEC GROUP, INC.


By:  /s/  Ian Ashken
     -----------------------------
     Name:  Ian Ashken
     Title: Executive Vice President


By:  /s/ Maurice Bolle
     -----------------------------
     Maurice Bolle




By:  /s/ Robert Bolle
     -----------------------------
     Robert Bolle

By:  /s/ Franck Bolle
     -----------------------------
     Franck Bolle



By:  /s/ Patricia Bolle Passaquay
     -----------------------------
     Patricia Bolle Passaquay




By:  /s/ Brigitte Bolle
     -----------------------------
     Brigitte Bolle




By:  /s/ Christelle Roche
     -----------------------------
     Christelle Roche